Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AVROBIO, Inc. Amended and Restated 2015 Stock Option and Grant Plan, the AVROBIO, Inc. 2018 Stock Option and Incentive Plan, and the AVROBIO, Inc. 2018 Employee Stock Purchase Plan of our report dated April 6, 2018 (except for Note 17(b) as to which the date is June 11, 2018), with respect to the consolidated financial statements of AVROBIO, Inc. included in the Registration Statement (Form S-1 No. 333-225213) and related Prospectus of AVROBIO, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 20, 2018